EXHIBIT 10.30

AGREEMENT AND GENERAL RELEASE

Natus Medical Inc., 1501 Industrial Road, San Carlos, CA 94070 and Mark E. Foster, (home address on file at the Company), [his/her] heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1. Last Day of Employment. Employee’s last day of employment with Employer is June 30, 2004.

2. Eligibility Requirements. Employees whose positions are terminated as part of the Natus June 2004 Reorganization, are eligible to receive this Agreement and General Release.

3. Consideration. In consideration for signing this Agreement and General Release and compliance with the promises made herein, Employer agrees:

a. To pay to Employee continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period equal to eleven months, One Hundred Eighty-Three Thousand Three Hundred Thirty-Three Dollars and Twenty-Six Cents ($183,333.26);

b. The immediate vesting and exercisability of 100% of the shares subject to all of Executive’s stock options to purchase Company Common Stock (whether currently outstanding or granted in following the Effective Date) outstanding on the date of such termination (the “Stock Options”); and

c. Continued payment by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of eighteen (18) months from the effective date of such termination, the date upon which Executive and Executive’s eligible dependents become covered under similar plans, or the date Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.

4. No Consideration Absent Execution of this Agreement. Employee understands and agrees that [he/she] would not receive the monies and/or benefits specified in paragraph “3” above, except for [his/her] execution of this Agreement and General Release and the fulfillment of the promises contained herein.

5. General Release of Claims. Each party knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, the other party, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof, of and from any and all claims, known and unknown, asserted and unasserted, each party has or may have against each other as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the U.S. Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.;

•	the California Fair Employment and Housing Act, Calif. Gov’t Code § 12900 et seq.;

•	the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.;

•	the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.;

•	any provision of the California Constitution;

•	California Business and Professions Code § 17200 or any other provisions of the California unfair trade or business practices laws;

•	the California Family Rights Act, Calif. Gov’t Code § 12945.2;

•	the federal Family Medical Leave Act;

•	the U.S. Equal Pay Act of 1963;

•	The Sarbanes-Oxley Act of 2002;

•	the Vocational Rehabilitation Act of 1973;

•	the United States Occupational Safety and Health Act;

•	the California Occupational Safety and Health Act, Divisions 4, 4.5, and 4.7 of the California Labor Code beginning at § 3200;

•	the Employee Retirement Income Security Act of 1974;

•	the Employee Polygraph Protection Act of 1988;

•	the Immigration Reform and Control Act of 1986;

•	the U.S. Consumer Credit Protection Act of 1968, as amended;

•	the Worker Adjustment and Retraining Notification Act;

•	any provision of the California Labor Code;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

6. Release Does Not Extend to Any Continuing Obligations. This release does not extend to any continuing obligations of Employee or the Company under this Agreement, executive’s Employment Agreement with the Company, the Confidentiality and Invention Assignment Agreement between Employee and the Company, or the Indemnity Agreement between Employee and Company.

7. Waiver of California Civil Code § 1542. To effect a full and complete release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the California Civil Code states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release of all claims, Employee expressly acknowledges this Agreement and Release is intended to include in its effect, without limitation, all causes of action or claims Employee does not know or suspect to exist in [his/her] favor at the time of signing this Agreement and Release, and that this Agreement and Release contemplates the extinguishment of any such causes of action or claims. Employee warrants [s/he] has read this Agreement and Release, including this waiver of California Civil Code section 1542, and has consulted counsel about this Agreement and Release and specifically about this waiver of section 1542, and that [s/he] understands this Agreement and Release and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement and Release. Employee acknowledges [s/he] may later discover facts different from or in addition to those [s/he] knows or believes to be true regarding the matters released or described in this Agreement and Release, and even so Employee agrees this release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement or with regard to any facts now unknown to Employee relating to those matters.

8. Affirmations. Employee affirms that [he/she] has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Employee further affirms that [he/she] has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which [he/she] may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to [him/her], except as provided in this Agreement and General Release. Employee furthermore affirms that [he/she] has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

9. Non-Disparagement. Each party agrees not to defame, disparage or demean the other in any manner whatsoever.

10. Applicable Data. Attached as Exhibit “B” is a list of the job titles and ages of all individuals eligible for the Natus June 2004 Reorganization. Attached as Exhibit “C” is a list of the ages of all individuals in Employee’s job classification who are ineligible for the Natus June 2004 Reorganization.

11. Confidentiality. Each party agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to [his/her] spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding [his/her] consideration of this Agreement and General Release, except to the extent required by law.

12. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee was employed at the time of [his/her] last day of employment without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

13. Nonadmission of Wrongdoing. The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

14. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

15. Revocation. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day [he/she] executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Carol Juilleret, Human Resources Manager and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Carol Juilleret, Human Resources Manager or [his/her] designee, or mailed to Steven Murphy, Vice President Finance and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired and Employee has not revoked this Agreement, and no sooner than eight (8) days after Employee dates and signs this Agreement and General Release, and it has been received by Carol Juilleret, Human Resources Manager. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of [his/her] last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

16. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Employee. Employee acknowledges that [he/she] has not relied on any representations, promises, or agreements of any kind made to [him/her] in connection with [his/her] decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE IS HEREBY ADVISED THAT [HE/SHE] HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “3” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS [HE/SHE] HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

NATUS MEDICAL INC.

By:	/S/ MARK E. FOSTER	By:	/s/ CAROL JUILLERET
	Mark E. Foster		Carol Juilleret
Manager of Human Resources

Date: 08/06/2004		Date: 08/06/2004